UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 1, 2006

BRE Properties, Inc.

(Exact name of registrant as specified In Its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, If changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On February 1, 2006, BRE Properties, Inc. issued a press release and supplemental financial data with respect to its financial results for the quarter and 12-month period ended December 31, 2005. A copy of the press release and supplemental financial data is furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this report. The information contained in this Item 2.02 and the attached exhibits are furnished to, but not filed with, the Securities and Exchange Commission.

ITEM 8.01.	Other Events.

Earnings Release

On February 1, 2006 we reported operating results for the quarter and 12-month period ended December 31, 2005.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.9 million, or $0.62 per diluted share, during fourth quarter 2005, as compared with $23.3 million, or $0.45 per diluted share for the quarter ended December 31, 2004. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) The fourth quarter 2005 FFO includes a gain on sale of a minority interest in a partnership totaling approximately $4.6 million, or $0.09 per share.

Net income available to common shareholders for the fourth quarter totaled $13.9 million, or $0.27 per diluted share, as compared with $25.1 million, or $0.49 per diluted share, for the same period 2004. The fourth quarter 2004 results include a net gain on property sales totaling $19.9 million, or $0.39 per diluted share. No property sales were recorded during fourth quarter 2005.

Adjusted EBITDA for the quarter totaled $54.8 million, as compared with $49.5 million in fourth quarter 2004. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.) For fourth quarter 2005, revenues totaled $78.2 million, as compared with $66.3 million a year ago, which excludes revenues from discontinued operations of $5.1 million in the current period and $9.0 million in the prior period.

For the 12-month period, FFO totaled $113.3 million, or $2.15 per diluted share, as compared with $108.6 million, or $2.10 per diluted share for the year 2004. As referenced in a news release of January 5, 2006, FFO for 2005 includes two nonroutine income items that total approximately $5.6 million, or $0.11 per share: (a) approximately $4.6 million, or $0.09 per share, of gains from the sale of a partnership interest recorded in the fourth quarter; and (b) approximately $1.0 million, or $0.02 per share, of income received from the settlement of bankruptcy proceedings associated with VelocityHSI in the first quarter.

Net income available to common shareholders for the year 2005 totaled $63.1 million, or $1.22 per diluted share, as compared with $61.4 million, or $1.21 per diluted share, for 2004. The 2005 results include a net gain on sales totaling $26.9 million, or $0.52 per diluted share. The 2004 results include a net gain on sales totaling $19.9 million, or $0.39 per diluted share.

Adjusted EBITDA for 2005 totaled $206.5 million, as compared with $194.0 million for the same period in 2004. For the 12 months ended December 31, 2005, revenues totaled $298.1 million, as compared with revenues of $260.3 million for the year 2004, which excludes revenues from discontinued operations of $23.2 million in the current period and $36.9 million in the prior period.

BRE’s year-over-year comparative earnings and FFO results were influenced by property-level same-store performance, income from acquisitions, properties in the lease-up phase of development, property dispositions and a reduction in Other Expenses. Same-store net operating income (NOI) increased 12.3% for the quarter and 5.2% for the year, as compared with the same periods in 2004. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) The positive factors were offset by increased interest expense, increased G&A expenses and preferred stock dividends on our Series D cumulative redeemable preferred stock issued in December 2004. Earnings per share (EPS) results for the quarter were influenced by an increased level of depreciation expense related to new property acquisitions and development properties completed during the past year.

Level of Investment and Overall NOI by Region

Quarter & Year Ended December 31, 2005

Region	# Units	Gross Investment	% Investment	% Q4 ‘05 NOI
Southern California	11,220	$1,403,425	51%	55%
Northern California	5,880	622,116	23%	24%
Seattle	3,572	394,126	14%	12%
Phoenix	1,586	120,468	4%	3%
Discontinued Operations	2,184	219,847	8%	6%

($ amounts in 000s) Total	24,442	$2,759,982	100%	100%

Acquisition activities during 2004 and 2005 increased fourth quarter 2005 NOI by $4.0 million, as compared with fourth quarter 2004. Development and lease-up properties generated $700,000 in additional NOI during the quarter, as compared with fourth quarter 2004. Disposition activities during fourth quarter 2004 and first half of 2005 reduced fourth quarter 2005 NOI $2.6 million, as compared with fourth quarter 2004.

Interest expense increased to $20.6 million during fourth quarter 2005, from $17.8 million in fourth quarter 2004, and to $76.6 million, from $66.8 million for the respective 12-month periods. The increases reflect the issuance of unsecured notes, $100 million in first quarter 2004 and $150 million in second quarter 2005, the assumption of approximately $109 million of secured debt associated with acquisitions and a rising short-term interest rate environment.

General and administrative expenses increased to $5.0 million in fourth quarter 2005, from $3.2 million in fourth quarter 2004. For 2005, G&A expenses totaled $17.8 million, as compared with $12.7 million for 2004. The year-over-year increase in G&A expenses included accrued amounts for BRE’s long-term incentive compensation program, increased professional fees, technology-related costs and additional staffing expense.

Other Expenses in 2005 reflect Red Hawk Ranch litigation costs, and totaled $1.2 million, or $0.02 per diluted share for the fourth quarter, and $2.7 million, or $0.05 per diluted share, for the year. In 2004, Other Expenses totaled $5.0 million for the fourth quarter, or $0.10 per diluted share, and $6.8 million, or $0.13 per diluted share for the year. The fourth quarter 2004 amounts included a charge of $4.1 million, or $0.08 per diluted share, related to the retirement of the company’s former chief executive officer. The balance of the 2004 Other Expenses items relate to the Red Hawk Ranch litigation.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 23,954 apartment units owned directly by BRE, same-store units totaled 19,352 for the quarter and 18,286 units for the year.

On a year-over-year basis, overall same-store operating results were affected by increased market rents and other operating metrics, consistent with management’s expectations. Average same-store market rent for fourth quarter 2005 increased 7% to $1,261 per unit, from $1,174 per unit in fourth quarter 2004. Same-store physical occupancy levels averaged 95.4% during fourth quarter 2005, as compared with 94.8% in the same period 2004. Annual resident turnover averaged 62% during the 12 months ended December 31, 2005, as compared with 64% during the 12 months ended December 31, 2004.

On a sequential basis, same-store NOI improved 3.9% during fourth quarter 2005, as compared with third quarter 2005. Sequential same-store revenue increased 1.1%. Expenses decreased by 5.1% during the quarter, as compared with third quarter levels.

Same-Store % Growth Results

Q4 2005 Compared with Q4 2004

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	33%	7.4%	-2.9%	12.0%	5,967
San Diego, California	24%	11.2%	6.0%	13.0%	3,711
San Francisco, California	17%	8.0%	-1.4%	12.9%	3,035
Sacramento, California	10%	9.4%	-4.6%	16.1%	2,156
Seattle, Washington	12%	6.0%	0.2%	9.1%	3,149
Phoenix, Arizona	4%	9.6%	7.7%	10.6%	1,334

Total	100%	8.4%	-0.1%	12.3%	19,352

Same-Store % Growth Results

12 Months Ended December 31, 2005 Compared with 2004

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	28%	5.9%	3.1%	7.1%	4,901
San Diego, California	25%	7.0%	6.0%	7.3%	3,711
San Francisco, California	19%	1.2%	0.6%	1.4%	3,035
Sacramento, California	10%	3.4%	-2.6%	6.3%	2,156
Seattle, Washington	14%	2.3%	1.1%	3.0%	3,149
Phoenix, Arizona	4%	2.5%	1.1%	3.3%	1,334

Total	100%	4.2%	2.1%	5.2%	18,286

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q4 2005	Q3 2005	Q4 2004	2005	2004
L.A./Orange County, California	94.9%	94.9%	95.9%	61%	58%
San Diego, California	95.9%	95.5%	95.9%	67%	69%
San Francisco, California	96.2%	95.7%	93.0%	56%	63%
Sacramento, California	96.9%	96.5%	94.5%	69%	75%
Seattle, Washington	93.5%	94.6%	93.2%	60%	61%
Phoenix, Arizona	97.2%	94.9%	94.9%	68%	73%

Average	95.4%	95.3%	94.8%	62%	64%

Development Activity

During fourth quarter 2005, the company had two Southern California communities in the lease-up phase, The Heights, with 208 units, in Chino Hills, and Galleria at Towngate, with 268 units, in Moreno Valley. At the end of the quarter, 128 units were delivered at The Heights, 104 of which were occupied. At Galleria at Towngate, 88 units were delivered, 65 of which were occupied.

BRE currently has six communities with a total of 1,536 units under construction, for a total estimated investment of $355 million, and an estimated balance to complete totaling $156 million. Expected delivery dates for these units range from first quarter 2006 through fourth quarter 2007. Five development communities are in Southern California; the other is located in Northern California. At December 31, 2005, BRE owned three parcels of land representing 776 units of future development, for an estimated aggregate cost of $242.5 million upon completion. The land parcels are located in Southern California and the Seattle, Washington metro area.

Financial and Other Information

At December 31, 2005, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $4.2 billion, with a debt-to-total market capitalization ratio of 37%. The company’s total outstanding debt of $1.6 billion carried a weighted average interest rate of 5.97% for the year 2005. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.7 times for the year. The weighted average maturity for outstanding debt is four years. At December 31, 2005, outstanding borrowings under the company’s unsecured and secured lines of credit totaled $376 million, with a weighted average interest cost of 4.9%.

For fourth quarter 2005, cash dividend payments to common shareholders totaled $25.5 million, or $0.50 per share. For the year ended December 31, 2005, cash dividend payments to common shareholders totaled $101.7 million, or $2.00 per share.

Subsequent to the end of the fourth quarter 2005, the company replaced its existing credit facility with a $600 million unsecured revolving line of credit with a group of 14 lenders. The new credit facility has a four-year term with a one-year extension, which is available at the company’s sole option. Based on the company’s current debt ratings, the line of credit is priced at LIBOR plus 57.5 basis points. The credit facility will be used to fund acquisition and development activities as well as for general working capital purposes.

Dividend Increase

On January 25, 2006, BRE’s board of directors approved a 2.5% increase for the 2006 common dividend to $2.05 per share on an annualized basis, and $0.5125 per share quarterly. The annual dividend represents a yield of approximately 4.1% on yesterday’s closing price of $49.90 per share.

About BRE

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 23,954 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,312 units, and joint venture interests in two additional apartment communities, totaling 488 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2005

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2005	December 31, 2004
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	2,530,046	2,538,171
Construction in progress	171,423	108,930
Less: accumulated depreciation	(330,067)	(280,498)

	2,371,402	2,366,603

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,088	10,227
Real estate held for sale, net	195,447	60,383
Land under development	62,458	43,204

Total real estate portfolio	2,639,395	2,480,417
Other assets	64,995	38,524

TOTAL ASSETS	$2,704,390	$2,518,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$980,000	$848,201
Unsecured line of credit	301,000	187,000
Secured line of credit	75,000	140,000
Mortgage loans	204,574	203,365
Accounts payable and accrued expenses	55,999	58,053

Total liabilities	1,616,573	1,436,619

Minority interests	61,675	35,675

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2005 and December 31, 2004, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,312,097 and 50,418,529 at December 31, 2005 and 2004, respectively.	513	504
Additional paid-in capital	1,025,529	1,046,043

Total shareholders’ equity	1,026,142	1,046,647

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,704,390	$2,518,941

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Twelve Months Ended December 31, 2005 and 2004

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/05	Quarter ended 12/31/04	Twelve months ended 12/31/05	Twelve months ended 12/31/04
REVENUE
Rental income	$74,884	$63,463	$284,898	$249,069
Ancillary income	3,298	2,814	13,235	11,200

Total revenue	78,182	66,277	298,133	260,269
EXPENSES
Real estate expenses	$22,625	$21,011	$92,201	$81,163
Depreciation	18,313	15,861	71,035	56,568
Interest expense	20,604	17,783	76,553	66,826
General and administrative	4,963	3,168	17,816	12,657
Other expenses	1,182	5,015	2,670	6,807

Total expenses	67,687	62,838	260,275	224,021
Other income	738	523	2,885	1,632

Income before minority interests, partnership income and discontinued operations	11,233	3,962	40,743	37,880
Minority interests	(915)	(602)	(3,535)	(2,509)
Partnership income	4,673	911	5,075	1,558

Income from continuing operations	14,991	4,271	42,283	36,929
Discontinued operations:
Discontinued operations, net (1)	3,343	4,460	11,768	16,687
Net gain on sales	—	19,925	26,897	19,925

Total discontinued operations	3,343	24,385	38,665	36,612
NET INCOME	$18,334	$28,656	$80,948	$73,541
Dividends attributable to preferred stock	4,468	3,526	17,873	12,114

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,866	$25,130	$63,075	$61,427

Net income per common share - basic	$0.27	$0.50	$1.24	$1.22

Net income per common share - assuming dilution	$0.27	$0.49	$1.22	$1.21

Weighted average shares outstanding - basic	51,240	50,375	50,930	50,200

Weighted average shares outstanding - assuming dilution	52,190	51,320	51,790	50,825

(1)	Details of net earnings from discontinued operations. For 2005 includes results from three properties sold during the first six months of 2005 and seven properties held for sale at September 30, 2005. 2004 also includes NOI from three properties sold during 4Q ‘04.

	Quarter ended 12/31/05	Quarter ended 12/31/04	Twelve months ended 12/31/05	Twelve months ended 12/31/04
Rental and ancillary income	$5,082	$8,976	23,172	$36,924
Real estate expenses	(1,739)	(3,024)	(8,163)	(12,593)
Depreciation	—	(1,492)	(3,241)	(7,644)

Income from discontinued operations, net	$3,343	$4,460	$11,768	$16,687

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/05	Quarter Ended 12/31/04	Year Ended 12/31/05	Year Ended 12/31/04
Net income available to common shareholders	$13,866	$25,130	$63,075	$61,427
Depreciation from continuing operations	18,313	15,861	71,035	56,568
Depreciation from discontinued operations	—	1,492	3,241	7,644
Minority interests	915	602	3,535	2,509
Depreciation from unconsolidated entities	209	240	836	1,013
Net gain on investments	—	(19,925)	(26,897)	(19,925)
Less: Minority interests not convertible to common	(405)	(105)	(1,495)	(594)

Funds from operations	$32,898	$23,295	$113,330	$108,642

Diluted shares outstanding - EPS	52,190	51,320	51,790	50,825
Net income per common share - diluted	$0.27	$0.49	$1.22	$1.21

Diluted shares outstanding - FFO	53,210	52,340	52,810	51,810
FFO per common share - diluted	$0.62	$0.45	$2.15	$2.10

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/05	Quarter ended 12/31/04	Year ended 12/31/05	Year ended 12/31/04
Net income available to common shareholders	$13,866	$25,130	$63,075	$61,427
Interest	20,604	17,783	76,553	66,826
Depreciation	18,313	17,353	74,276	64,212

EBITDA	52,783	60,266	213,904	192,465
Minority interests	915	602	3,535	2,509
Net gain on sales	—	(19,925)	(26,897)	(19,925)
Gain on sale of partnership interest	(4,575)	—	(4,575)	—
Dividends on preferred stock	4,468	3,526	17,873	12,114
Other expenses	1,182	5,015	2,670	6,807

Adjusted EBITDA	$54,773	$49,484	$206,510	$193,970

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 12/31/05	Quarter ended 12/31/04	Year ended 12/31/05	Year ended 12/31/04
Net income available to common shareholders	$13,866	$25,130	$63,075	$61,427
Interest	20,604	17,783	76,553	66,826
Depreciation	18,313	17,353	74,276	64,212
Minority interests	915	602	3,535	2,509
Net gain on sales	—	(19,925)	(26,897)	(19,925)
Dividends on preferred stock	4,468	3,526	17,873	12,114
General and administrative expense	4,963	3,168	17,816	12,657
Other expenses	1,182	5,015	2,670	6,807

NOI	$64,311	$52,652	$228,901	$206,627

Less Non Same-Store NOI	15,874	9,535	57,334	43,549

Same-Store NOI	$48,437	$43,117	$171,567	$163,078

NYSE Rule 303A.03

Members of BRE’s Board of Directors who are not executive officers of BRE meet in regularly scheduled executive sessions without the participation of members of BRE’s management. Mr. L. Michael Foley, the Chairman of the Board of Directors of BRE, presides at these executive sessions.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 1, 2006

99.2	Earnings Release and Supplemental Financial data, dated February 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: February 1, 2006		/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Press Release dated February 1, 2006.

Exhibit 99.2	Earnings Release and Supplemental Financial data, dated February 1, 2006.